News Release
                                  ------------

      September 12, 2003                 Contacts: Kent C. Lufkin, President/CEO


                FOR IMMEDIATE RELEASE    Dennis R. Stewart, EVP/CFO
                                               (215) 579-4000

               TF Financial Corporation Announces Debt Refinancing

Newtown, Pennsylvania: TF Financial Corporation (Nasdaq National Market - THRD) today announced that its subsidiary, Third Federal Savings Bank, had completed a refinancing of its Federal Home Loan Bank borrowings. This initiative was approved by the Corporation's Board of Directors after a recommendation made by the Bank's new executive management team. The debt refinancing entailed the repayment of $187.4 million in Federal Home Loan Bank borrowings having an average maturity of 3.1 years and an interest cost of 5.46%. While long term borrowings are desirable in a rising interest rate environment, $160 million of these borrowings were obtained during 1998 and 1999 and had a convertible feature that permitted the Federal Home Loan Bank to convert these borrowings to a floating rate if interest rates rose above a certain level. The proceeds of these borrowings were used to purchase callable debt securities and mortgages which, because of the recent record low level of market interest rates, had been almost entirely redeemed or paid off.

President and CEO Kent C. Lufkin described the rationale for the repayment: "It was clear that the declining interest rate environment had left us with a large amount of borrowed money and few remaining loans or securities that had been purchased with these funds. As a result, the Corporation's financial performance would have continued to be adversely affected for the next several years, as it has been for the past several quarters. We felt that it was in the best interest of the Corporation's shareholders and the Bank's employees and customers to replace these high cost borrowings now in order to improve core earnings in the future, even though in the short term we will experience a sizeable cost."

The funds used to repay these borrowings came from cash on hand, from the sale of $79.7 million in debt securities (treasuries, agencies and corporates) which had been yielding 1.93% and from the proceeds of $80 million in new Federal Home Loan Bank fixed-rate, fixed-term borrowings that have an average maturity of 3.1 years and will have an interest cost of 3.23%. The cost of the repayment was $14.2 million, before an income tax benefit, largely due to the $13.8 million mark-to-market prepayment penalty charged by the Federal Home Loan Bank. This cost will be reflected in the Corporation's operating results for the quarter ending September 30, 2003. However, the Corporation's future earnings will be positively impacted.

 Lufkin also added that "the Bank has a terrific franchise and we are looking forward to providing superior shareholder returns along with superior customer service and a rewarding working environment for our employees. We emerge from this transaction as a more profitable although smaller bank, with approximately the same capital and equity ratios, and with less interest rate risk. While there is a cost, we are confident that this investment in the future of the Corporation and the Bank will be the beginning of significantly enhanced financial performance."

TF Financial Corporation is a holding company whose principal subsidiary is Third Federal Savings Bank, which operates 14 full service retail and commercial banking offices in Philadelphia and Bucks County, Pennsylvania and in Mercer
County, New Jersey. In addition, the Bank's website can be found at www.thirdfedbank.com.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by TF Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.